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                       Consent of Independent Accountants


The Board of Directors
FuelCell Energy Incorporated:


We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-20807; No. 33-77008; No. 33-68866; and 333-63833) of FuelCell
Energy Incorporated of our report dated January 28, 2000, relating to the consolidated balance sheets of FuelCell Energy Incorporated as of October 31, 1999 and 1998 and the related consolidated statements of income (loss), changes in common shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 1999, which report appears in the October 31, 1999 annual report on Form 10-K of FuelCell Energy Incorporated.





Stamford, CT
January 31, 2000